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                                                                  EXHIBIT 10(o)




                                AMENDED AND RESTATED

                                  CREDIT AGREEMENT

                                  for an amount of

                                       up to

                                  USD 2,250,000.00

                                         to

                           SOUTH HAMPTON REFINING COMPANY

                                    provided by

                                DEN NORSKE BANK ASA

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                                   I N D E X

    1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . .   1

    2.   AMOUNT AND PURPOSE . . . . . . . . . . . . . . . . . . .   7

    3.   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . .   8

    4.   EXTENSION RENEWAL AND AVAILABILITY . . . . . . . . . . .  10

    5.   INTEREST . . . . . . . . . . . . . . . . . . . . . . . .  10

    6.   REPAYMENT. . . . . . . . . . . . . . . . . . . . . . . .  11

    7.   PREPAYMENT . . . . . . . . . . . . . . . . . . . . . . .  12

    8.   SECURITY . . . . . . . . . . . . . . . . . . . . . . . .  12

    9.   REPRESENTATIONS AND COVENANTS  . . . . . . . . . . . . .  12

    10.  CHANGES IN CIRCUMSTANCES . . . . . . . . . . . . . . . .  18

    11.  FEES, COSTS AND EXPENSES . . . . . . . . . . . . . . . .  19

    12.  PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . .  19

    13.  CALCULATION  . . . . . . . . . . . . . . . . . . . . . .  20

    14.  EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . .  20

    15.  CHANGE OF CONTROL  . . . . . . . . . . . . . . . . . . .  23

    16.  NOTICES AND CORRESPONDENCE . . . . . . . . . . . . . . .  23

    17.  GOVERNING LAW AND JURISDICTION . . . . . . . ... . . . .  24

    18.  FINAL AGREEMENT  . . . . . . . . . . . . . . . . . . . .  24

    19.  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . .  24



    Exhibit A - Form of Promissory Note

    Exhibit B - Form of Borrowing Base Certificate

                                       i



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         Amended and Restated Credit Agreement dated __________ , 1998 (the
    "Restated Agreement") between South Hampton Refining Company, a Texas corporation (the "Borrower") and Den norske Bank ASA, New York Branch, a Norwegian bank (the "Bank").

        WHEREAS, the Borrower and the Bank entered into the Amended and Restated Credit Agreement dated October 15, 1996 as amended and restated from time to time (as so amended and restated, the "Credit Agreement"); and

        WHEREAS, the Borrower and the Bank wish to amend and restate the Credit Agreement to modify certain provisions of the Credit Agreement and to embody all of the amendments made to the Credit Agreement in one document.

        NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend and restate the Credit Agreement to read in its entirety as follows:

1.     DEFINITIONS

    "Advance"                 means the loans by the Bank to the
                              Borrower pursuant to Section 2 hereof.

    "American Shield"         means American Shield Refining Company, a
                              Delaware corporation.

    "Arabian Shield"          means Arabian Shield Development Company, a
                              Delaware corporation.

    "Banking Day"             means a day upon which banks are open for
                              business in such places contemplated for the transactions required by this Restated Agreement.

    "Borrowing Base"          means the aggregate of (i) 90% of cash of
                              the Borrower held in the Cash Collateral
                              Accounts, (ii) 80% of Eligible Accounts
                              Receivable and (iii) 60% of Inventory.

    "Borrowing Base           means a certificate in the form of Exhibit B
     Certificate"             attached hereto.

                                                                         Page 1

    Amended and Restated Credit Agreement




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    "Cash Collateral           means the accounts at a designated depositary
    Accounts"                  bank acceptable to the Bank providing for the
                               payment of all the Borrower's receivables to a designated account or accounts under the joint control of the Borrower and the Bank.

    "Closing Date"             means November 30th, 1998.

    "Commitment"               means an amount up to USD 2,250,000.00 on the
                               Closing Date, reducing (i) on the last day of each fiscal quarter of the Borrower commencing
                               December 31, 1998 by the sum of USD 105,000,
                               (ii) by the amount of any Distribution made under Section 9(d)(ii) on the date such Distribution is made, and (iii) on each of the first five (5) Payment Dates hereunder, by the sum of USD 40,000.

    "Credit Facility"          means the revolving credit facility, the terms
                               and conditions of which are set out in Section 2 of this Restated Agreement.

    "Current Ratio"            means the ratio of the current assets of the
                               Borrower to its current liabilities as each would be classified as current assets or liabilities in accordance with generally accepted accounting principles in the U.S., of a corporation conducting a business the same as or similar to the business of the Borrower, but excluding receivables from or payables to any subsidiary, parent or affiliate of the Borrower.

    "Distribution"             means a distribution by the Borrower to a Parent
                               Company in respect of dividends.

    Amended and Restated Credit Agreement                         Page 2

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    "Eligible Accounts         means all accounts receivable which have been
     Receivable"               created in the ordinary course of Borrower's
                               business and for which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and shall not include (a) any invoice of a customer which remains unpaid more than 90 days from its invoice date, (b) any account for which there exists a right of set off, counterclaim, dispute, objection, complaint, defense or discount,(c) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, parent or subsidiary of Borrower, (d) that portion of any account from a customer of Borrower which represents the amount by which Borrower's total accounts from such customer exceeds 25% of Borrower's total accounts,(e) any account arising from a sale or lease to a non-United States or non-Canadian customer, and (f) any account designated to Borrower by the Bank in which the Bank is not or does not continue to be, in the Bank's reasonable judgment, satisfied with the credit standing of the customer of Borrower in relation to the amount of credit extended.

    "Fixed Charge Coverage     means the ratio of (a) the earnings of the
     Ratio"                    Borrower excepting extraordinary items of
                               gain or loss, but without deduction for interest, taxes, depreciation and amortization to (b) the aggregate of scheduled payments of principal of all debt of the Borrower and interest thereon.

    "GAAP" means generally accepted accounting principles in effect in the United States.



    Amended and Restated Credit Agreement                              Page 3


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    "Hazardous Substance"      means any hazardous, dangerous or toxic waste,
                               substance or material as defined in the
                               Comprehensive Environmental Response,
                               Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et sea. (hereinafter, "CERCLA"); the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et seq. (hereinafter, "RCRA"); the Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801, et seq.; the Texas Solid Waste Disposal Act, Tex. Rev. Civ. Stat. Ann. Art. 4777-7 Sec. 13(g)(7); or any other federal, state or local statute, law, ordinance, code or regulation relating to or imposing liability or standards of conduct concerning the use, production, generation or disposal of any hazardous, toxic or otherwise dangerous waste, substance, or material, currently or at any time hereafter, in effect.



    Amended and Restated Credit Agreement                         Page 4

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    "Inventory"                means any and all of Borrower's right, title and
                               interest in and to inventory, wherever
                               located, and in which the Bank has a perfected security interest, including without limitation, any and all goods held for sale or lease or being processed for sale or lease in Borrower's business, as now or hereafter conducted, including without limitation, all feed stock, materials, goods, and work-in-progress, finished goods, and other tangible property held for sale or lease or furnished or to be furnished under the contracts of service or used or consumed in Borrower's business, along with all documents (including documents of title) covering inventory, all cash and non-cash proceeds from the sale of inventory including proceeds from insurance and including such property the sale or other dispo-sition of which has given rise to accounts and which has not been returned to or repossessed or stopped in transit by Borrower, but specifically excluding obsolete or slow moving inventory.

    "Margin"                   means 1% (one percent).

    "Maturity Date"            means December 31, 2000 or as extended in the
                               sole discretion of the Bank.

    "Net Income"               means net income of the Borrower as determined
                               in accordance with GAAP.

    "Parent Company"           means American Shield Refining Company, Arabian
                               Shield Development Company and Texas Oil &
                               Chemical Co. II, or any combination thereof.

    "Payment Date"             means the last day of each month during the term
                               of this Restated Agreement.

    "Permitted Distribution"   shall have the meaning set forth in Section 9(d)
                               hereof.


    Amended and Restated Credit Agreement                         Page 5


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    "Prime Rate"               shall mean the rate announced from time to time
                               by the Bank as its prime lending rate in effect in its New York, New York office, automatically fluctuating upward and downward with and at the time of each such announcement without special notice to Borrower or any other Person. The Bank's prime rate may be one of several interest rates, may serve only as reference rate and may not be the Bank's lowest rate.

    "Required Commitment       means for any period, those amounts by which the
     Reduction"                Commitment is reduced pursuant to clause (i) of
                               the definition of "Commitment".

    "Saudi Fal"                means Saudi Fal, a limited liability company.

    "Security Documents"       means all or any documents pursuant to Section 8
                               hereof, as have been or may be entered into as security for all or any of the obligations of the Borrower hereunder.

    "Tangible Net Worth"       means, at a particular date, the sum of the
                               capital stock (excluding treasury stock) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) prepared in accordance with GAAP as of the date of determination, excluding, however, from the determination, all inter-company transactions and after deducting therefrom the net book value of all assets (after deducting any reserves applicable thereto) which would be treated as intangibles under GAAP, including, without limitation, such items as good will, trademarks, trade names, patents and licenses, franchises and operating rights), of the Borrower.

    Amended and Restated Credit Agreement                         Page 6



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    "Tax"                      means all or any levies, imposts, duties,
                               charges, fees, deductions and withholdings levied or imposed by any national or local governmental or public body or authority (except for United States federal, state and local income taxes levied on the Bank's gross income or receipts or United States federal, state and local gross receipts or franchise taxes levied in lieu of income taxes) and any restrictions or conditions resulting in a charge.

    "TOCCO II"                 means Texas Oil & Chemical Co. II, Inc., a Texas
                               corporation.

    "USD" means the lawful currency of the United States of America.

    Where the context of this Agreement so allows, words importing the singular include the plural and vice versa.

    2.   AMOUNT AND PURPOSE

         (a) The Bank shall make available the Commitment as follows:

         USD 2,250,000.00 which shall be used by the Borrower for the purpose of refinancing, renewing and extending the loan evidenced by its Promissory Note dated December 30, 1990, as amended or restated from time to time (the "Old Note"); and

         (b) The Commitment shall be drawn down by the Borrower in the form of Advances for a term which shall not extend beyond the Maturity Date. The total amount of Advances outstanding under the Credit Facility shall not exceed at any time the lesser of the Commitment and the Borrowing Base. Within such limit, the Borrower may borrow, prepay pursuant to Section 7 of this Restated Agreement and reborrow under this Section 2(b). Each borrowing by the Borrower shall be in an aggregate principal amount of at least USD 50,000.

         (c) The Commitment shall be evidenced by the promissory note of the Borrower in the form of Exhibit A attached hereto (the "Note").

    Amended and Restated Credit Agreement                         Page 7


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         (d) Notwithstanding anything else in this Restated Agreement, at no time shall there be outstanding Advances in an amount in the aggregate greater than the lesser of the Commitment and the Borrowing Base.

    3.   CONDITIONS PRECEDENT

         3.1 The Borrower shall give the Bank at least one Banking Day irrevocable prior written notice of its desire to have an Advance made.

         3.2 The obligation of the Bank to make the first Advance under this Restated Agreement shall be subject to the Bank or its legal counsel having received in form and content satisfactory to the Bank:

         (a) The counterparts of this Restated Agreement duly executed by the Borrower's authorized representative or representatives.

         (b) The Security Documents.

         (c) Copies certified by the Secretary of the Borrower of:

             (i)   the By-Laws of the Borrower,

             (ii) The resolutions of the Board of Directors of the Borrower approving the execution, delivery and performance by the Borrower of this Restated Agreement, the Note, the Security Documents and specifying the persons authorized to sign the above mentioned documents on its behalf.

         (d) Any consents necessary from governmental or other authorities for the execution, delivery and performance by the Borrower of this Restated Agreement.

         (e) A copy certified as of a recent date by the Secretary of State of Texas of the Articles of Incorporation of the Borrower with all amendments thereto.

         (f) Evidence from the Secretary of State and the Comptroller of Public Accounts of the State of Texas as to the continued existence and good standing of the Borrower.

         (g) An opinion of counsel to the Borrower acceptable to the Bank as to:

             (i) the valid existence and good standing of the Borrower under the laws of the State of Texas.

    Amended and Restated Credit Agreement                         Page 8


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             (ii)   the due authorization, execution and delivery by the
                    Borrower of this Restated Agreement, the Note and the Security Documents to which it is a party.

             (iii) this Restated Agreement, the Note and the Security Documents to which the Borrower is a party constituting the legally valid and binding obligations of the Borrower in accordance with their terms.

             (iv) the execution, delivery and performance of this Restated Agreement, the Note and the Security Documents to which the Borrower is a party, by the Borrower not resulting in a breach of any terms or conditions of, or resulting in the imposition of any lien, charge or encumbrance upon any properties of the Borrower or constituting a default under any indenture, agreement, order, judgment or other instrument under which the Borrower or its property may be bound or constituting a violation of the Articles of Incorporation or By-Laws of the Borrower or violating any provision of applicable law.

             (v) the execution, delivery and performance of this Agreement, the Note and the Security Documents to which the Borrower is a party by the Borrower not requiring the consent or approval of, the giving of notice to, the registration with or the taking of any action by any governmental authority of the United States or the State of Texas.

             (vi)   such other matters as the Bank may request.

         (h) the Note.

         (i) Uniform Commercial Code financing statements covering the security interests granted by the Security Documents shall have been duly executed by the Borrower as debtor, and duly filed in all places as are, in the opinion of the Bank, necessary or desirable to perfect said security interest.

         (j) Evidence of the insurance required by Section 9(b)(vii) hereof.

         (k) Evidence satisfactory to the Bank that the Borrower's indebtedness to Saudi Fal is repaid in full within two business days following the Closing Date.

         (l) Evidence satisfactory to the Bank that the Borrower's indebtedness to American Shield Refining Company and Arabian Shield

    Amended and Restated Credit Agreement                         Page 9


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    Development Company has been converted to a contribution of capital to the
    Borrower.

         3.4 The obligations of the Bank to make each subsequent Advance shall be subject to the further condition precedent that the Bank shall have received a certificate dated the date of such Advance of the Borrower certifying that:

    (a) the representations and warranties contained in Section 9 are true and correct on and as of the date of such Advance as though made on and as of such date; and

    (b) no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or with the passing of time or the giving of notice would constitute an Event of Default.

         3.5 All of the conditions precedent contained in this Section 3 are for the sole benefit of the Bank and the Bank may waive any of them in its absolute discretion.

    4.   EXTENSION RENEWAL AND AVAILABILITY

         Subject to the provisions of Sections 10 and 11 hereof and:

         (a) The Bank's prior satisfaction that the relevant conditions set out in Section 3 above have been complied with,

         (b) No Event of Default as defined in Section 15 herein has occurred or is continuing,

    the indebtedness evidenced by the Old Note shall be refinanced, extended, renewed and restructured and the new credit facility of Facility B shall be made available to the Borrower all in accordance with the terms and provisions of this Restated Agreement.

    5.   INTEREST

         (a) Interest Rate

    The Borrower shall pay interest on the Advances drawn and outstanding under this Restated Agreement at the annual rate which is conclusively certified by the Bank to be the aggregate of the Margin and the Prime Rate.



    Amended and Restated Credit Agreement                        Page 10




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         (b) Interest Payment

             (i) Interest shall be payable monthly in arrears on the last day of each month and on the Maturity Date and calculated in accordance with Section 14 hereof.

             (ii) If any interest would be payable on a non-Banking Day, it shall be paid on the next succeeding Banking Day.

         (c) Computation of Interest

         Notwithstanding any provision of this Restated Agreement or the Note to the contrary, in no event shall the aggregate amount of consideration which constitutes interest under any applicable law which is contracted for, charged or received hereunder or under the Note ("Interest") exceed the maximum amount of nonusurious interest allowed by law, and any excess shall be credited on this Restated Agreement or the Note (or if all obligations under this Restated Agreement or the Note shall have been paid in full, refunded to the Borrower). For purposes of the foregoing, the maximum amount of interest allowed by law shall be calculated by determining the amount of interest that could be contracted for, charged or received during the term hereof at the maximum rate of nonusurious interest allowed from time to time by applicable law as is now or, to the extent allowed by law, as may hereafter be in effect (the "maximum nonusurious interest rate") and, if at any time the rate of Interest to accrue would exceed the maximum nonusurious interest rate, the rate of Interest to accrue under this Restated Agreement or the Note shall be limited to the maximum nonusurious interest rate, but any subsequent reductions in the Prime Rate shall not reduce the rate of Interest to accrue under this Restated Agreement or the Note below the maximum nonusurious interest rate until the total amount of Interest accrued and paid under this Restated Agreement or the Note equals the amount of Interest which would have accrued if a rate per annum equal to the Prime Rate plus the Margin had at all times been in effect.

    6.   REPAYMENT

         The Borrower shall repay all principal amounts outstanding plus any other outstanding amounts hereunder in a single installment on the Maturity Date. Subject to the terms hereof, the Borrower may reborrow amounts repaid or prepaid prior to the Maturity Date, upon one (1) day prior written notice to the Bank.

    Amended and Restated Credit Agreement                        Page 11

    7.   PREPAYMENT

         The Borrower shall make an immediate prepayment in an amount by which the principal amount outstanding hereunder exceeds the Commitment or the Borrowing Base, if ever.

    8.   SECURITY

         The Facility is secured by:

         (a) The Pledge Agreement dated June 16, 1997 by DCCO II in favor of the Bank.

         (b) The Deed of Trust dated January 20, 1985 from the Borrower to Michael E. Niebruegge as Trustee.

         (c) The Deed of Trust dated April 8, 1986 from Texas Oil & Chemical Terminal, Inc. ("Terminal") to Michael E. Niebruegge as Trustee.

         (d) The Security Agreement and Financing Statement from the Borrower to the Bank dated as of January 14, 1985, duly ratified by the Borrower.

         (e)  The Cash Collateral Accounts.

         (f) An Assignment of Insurances dated March 3, 1988 from the Borrower and Texas Oil & Chemical Co. II, Inc., duly ratified by the parties thereto.

         (g) A pledge by American Shield Refining Company of all of the issued and outstanding shares of Texas Oil & Chemical Co. II, Inc. in form and substance satisfactory to the Bank, duly ratified by the parties thereto.

    9.   REPRESENTATIONS AND COVENANTS

         (a)  The Borrower represents to and agrees with the Bank that:

         (i) this Restated Agreement and the Security Documents to which it is a party constitute valid, binding and enforceable obligations of the Borrower according to the terms and conditions hereof and thereof and the execution and performance of this Restated Agreement and such Security Documents do not and will not contravene any applicable law, order, regulation or restriction of any kind binding on the Borrower.

    Amended and Restated Credit Agreement                        Page 12

         (ii) the Borrower is a duly formed and validly existing corporation under the laws of the State of Texas, has full power to enter into this Restated Agreement and the Security Documents to which it is party, to make borrowings hereunder and to service and repay the Commitment.

        (iii) the chief executive office of the Borrower is located at 7752 FM 418, Silsbee, Texas.

         (iv) it is currently in possession of permits authorizing all activities now or formerly conducted on the properties securing this indebtedness from the Texas Water Commission, the Texas Air Quality Control Board, the U.S. Environmental Protection Agency, the U.S. Army Corps of Engineers and the Texas Railroad Commission. Furthermore, the Borrower agrees that it maintains no Hazardous Substances on the properties securing this indebtedness without possession of the appropriate permits.

         (v)  no Event of Default has occurred and is continuing.

         (b) Affirmative Covenants. The Borrower undertakes to the Bank that so long as any amount is owing hereunder it will:

         (i) promptly inform the Bank of any occurrence of which it becomes aware which is, or with the passage of time or the giving of notice would constitute, an Event of Default hereunder or under any of the Security Documents to which it is a party or which in its reasonable opinion might adversely affect its ability fully to perform its obligations under this Restated Agreement or any of the Security Documents to which it is a party.

         (ii) deliver to the Bank by the 105th day of the end of the each fiscal year, consolidated annual audited financial statements, including consolidating financial statements of the Borrower, and by the 30th day after the end of each month, profit and loss and balance sheet statements.

        (iii) deliver to the Bank by the 30th day following the end of each quarter, statements showing the source and use of funds of the Borrower for the preceding quarter.

         (iv) deliver to the Bank within 3 Banking Days of the last day of each calendar month and the 15th day of each calendar month a Borrowing Base Certificate as of such days as well as a certificate signed by the President or the Chief Financial Officer of the Company as to the inventory and accounts receivable (status and aging) of the Borrower.



    Amended and Restated Credit Agreement                        Page 13

         (v) deliver to the Bank within 45 days of the last day of each fiscal quarter, compliance statements signed by the President or Chief Financial Officer of the Borrower certifying that the Borrower is in compliance with all of the representations and covenants hereof as if made on the date of such certificate, and that no default has occurred hereunder, together with a calculation of all financial ratios set forth in Section 9(c)(ix), (x) and (xi) hereof.

        (vi) deliver to the Bank no later than December 1 of each year the business plan, income and expense projections, projected balance sheet and projected sources and uses of funds statement of the Borrower for the subsequent calendar year.

       (vii) deliver to the Bank within 45 days of the end of each calendar month a written status report of the Borrower's operations, financial performance and outstanding accounts payable for the previous calendar month and such other financial information as the Bank may from time to time reasonably request; permit the Bank or its representative at any reasonable time or times to inspect the properties of the Borrower and to inspect, audit and examine the books or records of the Borrower and to take extracts therefrom. The Bank shall further have the right to order an audit of Borrower's books and records, no more than twice annually. The costs of such audit shall be borne by the Borrower.

      (viii) maintain insurance acceptable to the Bank including, but not limited to, casualty insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates. The Borrower shall furnish the Bank with evidence of all such insurance policies currently in force and with evidence of payment of the premiums on such policies.

        (ix) execute and deliver to the Bank any instruments, documents or certificates which in the Bank's judgment are necessary to amend, modify, extend or supplement any of the Security Documents to better evidence, reflect and secure the Note.

    Amended and Restated Credit Agreement                        Page 14

         (x) perform and maintain, or cause to be performed or maintained, all permits, licenses, consents and agreements concerning its assets or operations.

        (xi) notify the Bank, within five (5) days, should it ever come into possession of knowledge or have a claim or complaint asserted against it because the Borrower or any other person or entity caused or permitted any Hazardous Substances to be stored, located, held or disposed of on, under or at any of the properties securing Facility A or Facility B in a manner not in compliance with all applicable laws, regulations and permits regarding such storage, holding or disposal.

       (xii) give the Bank, within five (5) days, written notice in the event the Borrower receives notice of (1) the happening of any spill or cleanup of Hazardous Substances affecting the properties securing the Credit Facility, or any other property owned by the Borrower that would require the Borrower to notify any environmental agency, of any federal, state or local government of such spill or cleanup; or (2) any complaint, violation, notice or citation regarding any permit controlling the environmental health or safety violation of the Borrower, including health or safety violation of the Borrower, including without limitation, any notice from the Environmental Protection Agency.

      (xiii) indemnify and hold the Bank harmless from and against any and all claims, losses, liability, damages and injuries of any kind whatsoever incurred or suffered by or asserted against the Bank with respect to or as a direct result of the presence, escape, seepage, spillage, leaking, discharge or migration from any of the properties securing the Credit Facility of any Hazardous Substance, including without limitation, any claims asserted or arising under CERCLA, RCRA or the Texas Solid Waste Disposal Act, regardless of whether or not caused by or within the control of the Borrower.

       (xiv) cause each agreement between the Borrower and the holder of any debt subordinated to the Loan to provide that such holder may not accelerate the payment of such subordinated debt until all amounts outstanding hereunder, now or in the future, are repaid or prepaid in full.

         (xv) maintain its Inventory and other properties in good and safe working order. The Bank shall have the right to perform an inspection of Borrower's Inventory and



    Amended and Restated Credit Agreement                        Page 15
              properties four (4) times per year upon at least two (2) days' prior notice to the Borrower. The costs of such inspections shall be borne by the Borrower.

        (xvi) Year 2000 Compliance. On or prior to June 30, 1999 (the "Compliance Date"), the Borrower shall take all actions necessary to insure that the automated systems used by the Borrower that are material to its operations (collectively, "Mission-Critical Systems"), including without limitation, software, hardware and other data processing devices, shall not fail, malfunction or produce incorrect results with respect to data, calculations and other processing involving dates before, as of or after December 31, 1999, regardless of the form of the date data is received or processed (collectively "Year 2000 Compliant" or "Year 2000 Compliance"). Without limiting the generality of the foregoing, on or prior to the Compliance Date, the Borrower shall test and certify that its Mission-Critical Systems are Year 2000 Compliant in accordance with commercially reasonable practices and industry standards. The Borrower agrees that upon the reasonable request of the Bank, the Borrower will make its employees, consultants, premises, records and documentation available to the Bank with respect to their Year 2000 Compliance efforts.

         (c) Negative Covenants. The Borrower undertakes to the Bank that so long as any amount is owing hereunder it will not without the prior written consent of the Bank:

         (i) create or permit to subsist, without the prior written consent of the Bank, any mortgage, pledge, lien or other security interest on any or all of its present or future revenues, properties or assets except liens in favor of Saudi Fal and Arabian Shield duly subordinated to any liens in favor of the Bank and liens permitted by the Security Documents or with the prior written consent of the Bank or as disclosed to the Bank in writing and accepted by the Bank on the Closing Date;

         (ii) borrow any money, enter into any lease or other financial obligation or enter into any guarantee for the obligations or the indebtedness of any third party without the prior written consent of the Bank except (1) loans or leases entered into in connection with the acquisition of equipment in the ordinary course of business, which loans or leases shall not exceed $100,000 in the aggregate at any time and (2) one or more letters of credit naming

    Amended and Restated Credit Agreement                        Page 16

              Southern Company Energy as beneficiary, the aggregate face amount of which shall not exceed USD 110,000;

        (iii) merge with any other entity or change its present line of business. For the purposes of this Restated Agreement, the Borrower's line of business shall be the owning, acquisition, production, refining, transportation and sale of hydrocarbon products;

         (iv) make any investments or lend money to any party without the prior written consent of the Bank except for short-term employee loans not exceeding $40,000 in the aggregate;

          (v) except for Permitted Distributions, make any payment of interest on or principal of any debt subordinated to the Loan or any dividend payments or distributions to its shareholders without the prior written consent of the Bank;

         (vi) make capital expenditures in any fiscal year of more than $350,000 plus expenditures specifically submitted to and approved in writing by the Bank;

        (vii) make any change in the address of its chief executive office without the prior written consent of the Bank, which consent shall not be unreasonably withheld;

       (viii) sell or assign the accounts, contract rights or receivables pertaining to its business or sell, lease, abandon or otherwise dispose of, directly or indirectly, its assets except in ordinary course of business not to exceed USD 100,000 and except for the sale of three (3) hydrocracker reactors that are currently not in use;

         (ix) allow its Current Ratio to be less than 2.25:1.0;

          (x) allow its Tangible Net Worth to be less than the aggregate of (a) USD 5,200,000, including without limitation the amount of indebtedness (plus accrued and unpaid interest, if any) of Borrower to Arabian Shield and American Shield that is converted to equity of the Borrower, (b) 70% of positive Net Income after September 30, 1998 and (c) 100% of the proceeds of any equity offering by Borrower or capital contribution to Borrower.


         (xi) allow its earnings before Taxes to be less than USD 175,000 in any single quarter or less than USD 800,000 for any consecutive four-quarter period.

    Amended and Restated Credit Agreement                        Page 17

          (d) Distributions. For purposes of Section 9(c) hereof, "Permitted Distribution" shall mean:

          (i) A Distribution equal to the lesser of (A) thirty-five percent (35%) of the quantity of (x) Borrower's Net Income before Taxes for any quarter minus (y) one hundred fifty percent (150%) of the Required Commitment Reduction for such quarter, and (B) USD 105,000; and

         (ii) A Distribution in the amount of no more than USD 45,000 per fiscal quarter; provided that such distribution shall not be a Permitted Distribution unless the Borrower's Net Income before Taxes for the previous fiscal quarter is USD 800,000 or greater.

        (iii) Any Distribution pursuant to subsections (i) or (ii) shall be made in the next succeeding quarter. The first Distribution pursuant to subsection (i) shall be made no earlier than the fourth quarter of 1998. The first Distribution pursuant to subsection
              (ii) shall be made no earlier than the first quarter of 1999. No Distribution shall be allowed if an Event of Default has occurred hereunder, the Note or any Security Document, or would be caused by such Distribution. The Borrower may not aggregate
              Distributions from more than one fiscal quarter; Distributions that accumulate in one fiscal quarter must be made in the next succeeding quarter only. The Borrower shall provide written notice to the Bank of any Distribution prior to its payment, together with a statement of Borrower's Net Income before Taxes for the applicable quarter, showing the calculations of the amount of such Distributions and certifying that no Event of Default has occurred or shall occur by reason of making the Distribution.

    10.  CHANGES IN CIRCUMSTANCES

         (a) In the event that any applicable law or regulation shall subject the Bank to any Taxes or impose any reserve deposit or other requirements against any assets or liabilities of the Bank, the result of which is to increase the cost to the Bank of making or maintaining the Credit Facility or to reduce the amount of principal or interest received by the Bank, then the Borrower shall be required to compensate the Bank for such additional cost or reduction.

         (b) In the event that any applicable law or regulation shall make it unlawful for the Bank to make or maintain the Credit Facility, then the Bank's obligations hereunder shall terminate,

    Amended and Restated Credit Agreement                        Page 18
    and all amounts owing by the Borrower to the Bank shall become due and repayable forthwith.

         (c) If the circumstances contemplated by subclause (a) or (b) above should occur and the Bank intends to invoke the conditions contained therein, then the Bank shall promptly advise the Borrower thereof.

         (d) Should the conditions of subsection (a) above be invoked and the Borrower find the resultant additional cost to be unacceptable, then the Borrower shall prepay any amounts outstanding hereunder on the next Payment Date.

         (e) If the Borrower prepays any amounts outstanding hereunder in accordance with subsection (d) above, then it shall nonetheless compensate the Bank for additional costs defined under subsection (a) above up to and including the date of prepayment.

    11.  FEES, COSTS AND EXPENSES

         (a) The Borrower shall pay to the Bank upon demand, all reasonable costs, charges and expenses (including legal fees) incurred by the Bank in connection with the preparation, execution, amendment and enforcement of this Restated Agreement and the Security Documents and the preservation of the Bank's rights hereunder and thereunder.

         (b) The Borrower shall pay to the Bank on the Closing Date a facility fee of USD 10,000.

         (c) The Borrower shall pay a commitment fee to the Bank on the unused portion of the Credit Facility at the rate of 1/2 of 1% per annum on such unused portion, payable quarterly in arrears on the last day of each such quarter and commencing December 31, 1998.

         (d) The obligations of the Borrower under this Section 12 shall survive the repayment of all amounts outstanding hereunder and all interest due thereon.

    12.  PAYMENTS

         (a) All payments hereunder shall be made to the following account:

             Unibank New York
             For the account of Den norske Bank, New York Branch
             Account No. 28764999
             Ref. South Hampton Refining Company

    Amended and Restated Credit Agreement                        Page 19

         (b) In the event of any payments hereunder not being received on the due date therefor, interest will be charged by the Bank from the due date until the date that payment is received at a rate corresponding to the aggregate of the Margin plus 2% (two percent) and the Prime Rate as defined in Section 5(a)(i) hereof. Subject to the provisions of Section 5(c) hereof, interest charged under this subsection (b) shall be added to the defaulted amount on each Payment Date until the defaulted amount is repaid in full.

         (c) All payments to be made by the Borrower hereunder shall be made without set-off or counterclaim and free and clear or and without deduction for or on account of any present or future Taxes of any nature now or hereafter imposed unless the Borrower is compelled by law to make payment subject to any such Tax. In that event the Borrower shall pay to the Bank such additional amounts as may be necessary to insure that the Bank receives a net amount which the Bank would have received had payment not been made subject to such Tax.

         (d) If the Credit Facility or any part thereof is, for any reason whatsoever, prepaid or repaid on a day other than a Payment Date, the Borrower shall pay to the Bank on request such amount or amounts as may be necessary to compensate the Bank for any loss or premium or penalty incurred by it in respect of the liquidation or reemployment of funds borrowed for the purpose of maintaining such Facility.

    13.  CALCULATION

         All interest, commission and any other payments hereunder of an annual nature shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a 365 or 366 day year, as appropriate.

    14.  EVENTS OF DEFAULT

         Upon notice from the Bank to the Borrower, the obligations of the Bank hereunder shall terminate forthwith and any amounts outstanding under this Restated Agreement and the Note (including interest accrued thereon) shall become immediately repayable (together with any compensatory amounts necessary) if any of the following events of default ("Events of Default") has occurred under this Restated Agreement:

           (a) If the Borrower fails to pay any sum due hereunder on the due date.

           (b) If the Borrower defaults in the due performance and observance of any of the terms, covenants, undertakings and

    Amended and Restated Credit Agreement                        Page 20
    conditions on its part contained herein or in the Security Documents and such default continues unremedied for a period of 10 days.

         (c) If any representation made by the Borrower in this Restated Agreement or any notice, certificate, or statement delivered or made pursuant hereto or under the Security Documents proves to be incorrect, inaccurate or misleading in any material manner when made.

         (d) If a default is declared under any of the Security Documents.

         (e) If a distress or other execution is levied upon, or against any substantial part of the property of the Borrower and is not discharged within 15 days.

         (f) If the Borrower is unable to or admits in writing its inability to pay their debts as they mature, or makes a general assignment for the benefit of its creditors.

         (g) If any proceedings are commenced in, or any order or judgment is given by, any competent court for the liquidation, winding up or reorganization of the Borrower or any order shall be made by any competent court or resolution passed by the Borrower for the appointment of a receiver or a similar functionary for all or a substantial part of its assets, save for the purpose of amalgamation, reorganization or merger not involving insolvency the terms of which shall have received the prior written approval or the Bank, and as otherwise permitted herein.

         (h) If the Borrower ceases or threatens to cease to carry on its business or disposes or threatens to dispose of a substantial part of its business, properties, or assets or the same are seized or appropriated for any reason and not released within 30 days.

         (i) If any license, consent, permission or approval required in connection with this Restated Agreement or any Security Document is revoked, terminated or modified in a manner which would materially restrict or limit the operation of any property owned or operated by the Borrower.

         (j) Default by the Borrower under any other agreement or indenture for the borrowing of money or the guarantee of a third party's obligations.

         Provided, however, that notwithstanding anything to the contrary in this Restated Agreement, in the event the Borrower has cured any Event of Default prior to the Bank having given notice of

    Amended and Restated Credit Agreement                        Page 21
    acceleration of the amounts owed under this Restated Agreement with respect to such Event of Default, then such Event of Default shall be deemed not to have occurred and the Bank shall not be entitled to accelerate the Borrower's payment obligations hereunder.

    Amended and Restated Credit Agreement                        Page 22

    15. CHANGE OF CONTROL. If at any time while the Note shall be outstanding or the Bank has a Commitment hereunder Nicholas N. Carter shall cease to be the president or chief executive officer of the Borrower, a "Change of Control" shall be deemed to have occurred. The Borrower shall promptly, but in any event within three (3) days give written notice to Bank upon obtaining knowledge of an event which is or would constitute the occurrence of a Change of Control. The Bank shall, upon the happening of a Change of Control, have the privilege, following the subsequent fifty (50) day period, of declaring the Note to be due and payable on a date not earlier than ten (10) days from the date of the exercise of said privilege. The Note then outstanding shall thereupon become due and payable on the date specified in the notice sent to the Borrower by the Bank including the principal amount thereof plus accrued interest thereon to the accelerated maturity date and any amounts owed by Borrower to the Bank pursuant to this Agreement or the Security Documents.

    16. NOTICES AND CORRESPONDENCE

         (a) Except as otherwise provided in this Section 16, all notices, requests, consents, demands and other communications provided for or permitted hereunder shall be effective when duly deposited in the mails, certified, return receipt requested, or delivered to Federal Express or similar courier company or transmitted by telex or telefax, addressed to the respective party at the address set forth below, except that notices to the Bank shall not be effective until received.

         Bank:       Den norske Bank ASA, Representative Office
                     333 Clay Street, Suite 4890
                     Houston, Texas 77002
                     Telefax No. (713) 757-1167
                     Attention: Byron Cooley

                     with a copy to

                     Den norske Bank ASA, New York Branch
                     200 Park Avenue, 31st Floor
                     New York, New York 10166-0396
                     Telefax No. (212) 681-4123
                     Attention: Customer Service

    Amended and Restated Credit Agreement                        Page 23

         Borrower:  South Hampton Refining Company
                    7752 FM 418
                    P.O. Box 1636
                    Silsbee, Texas 77656
                    Telefax No.: (409) 385-2453
                    Attention: President

         (b) Either of the parties hereto may change its respective address by notice in writing given to the other party to this Restated Agreement.

         (c) All information required to be provided by the Borrower to the Bank pursuant to Section 9(b) above shall be sent to the Bank at the above Houston address.

         (d) Time is of the essence of this Restated Agreement but no failure or delay on the part of the Bank to exercise any power or right under this Restated Agreement shall operate as a waiver thereof or preclude the exercise of any other power or right. The remedies provided herein are cumulative, and are not exclusive of any remedies provided by law.

         (e) The Bank shall use its best efforts to deliver to Arabian Shield any notices which it is required to give to Borrower, but the Bank's failure to so provide shall not constitute lack of notice to the Borrower or the waiver of any default, nor shall same relieve the Borrower or any other party of liability hereunder.

    17. GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and the Borrower hereby irrevocable submits to the jurisdiction of the courts of the State of New York and the Federal courts located in New York.

    18.  FINAL AGREEMENT

         THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, COMPLETELY REPLACES CREDIT AGREEMENT REFERRED TO HEREIN, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

    19.  COUNTERPARTS

         The Agreement shall be executed in any number of counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.


    Amended and Restated Credit Agreement                        Page 24

         IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives.

                                        SOUTH HAMPTON REFINING COMPANY

                                        By: /s/ NICK CARTER
                                           -----------------------------------
                                        Name:   Nick Carter
                                             ---------------------------------
                                        Title:  President
                                              --------------------------------

                                        DEN NORSKE BANK ASA

                                        By: /s/ BYRON L. COOLEY
                                           -----------------------------------
                                        Name:   Byron L. Cooley
                                             ---------------------------------
                                        Title:  Senior Vice President
                                              ---------------------------------

                                        BY: /s/ WILLIAM V. MOYER
                                           ------------------------------------
                                        Name:   William V. Moyer
                                             ----------------------------------
                                        Title:  Senior Vice President
                                              ---------------------------------


    Amended and Restated Credit Agreement                        Page 25

                                                       ExHIBIT A TO AMENDED AND
                                                      RESTATED CREDIT AGREEMENT

                         SOUTH HAMPTON REFINING COMPANY

                                PROMISSORY NOTE

    USD 2,250,000.00                                       October _____, 1998

    FOR VALUE RECEIVED, SOUTH HAMPTON REFINING COMPANY (herein called the "Undersigned") hereby promises to pay to Den norske Bank ASA, or order, on or before June 30, 2000 on demand, TWO MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS OF THE UNITED STATES OF AMERICA (USD 2,250,000.00) and to pay interest on the unpaid portion of said principal sum outstanding from time to time, as hereinafter provided.

                             Principal and Interest

    1.1 (a) Interest on this Note shall be payable at the times and the rates as provided in Section 5 of the Amended and Restated Credit Agreement (the "Restated Credit Agreement") dated the date hereof, between the Undersigned and the payee hereof.

         (b) In case any payment of principal or interest is not paid when due, additional interest at the rate determined as provided in Section 13(b) of the Restated Credit Agreement shall be payable on all overdue principal and, to the extent that the same may be lawful, on all overdue interest.

    1.2 Interest shall be calculated on the outstanding principal amounts and on the basis of the actual number of days and a year of 365 or 366 days, as appropriate.

    1.3 The principal of this Note shall be payable as provided in Section 6 of the Restated Credit Agreement.

                                    SECURITY

    2.1 This Note is issued under and pursuant to the Restated Credit Agreement and is, in part, a renewal, restructure and rearrangement of the indebtedness evidenced by the promissory note dated March 3, 1988 from the Undersigned to the payee of this Note. Reference is hereby made to the Restated Credit Agreement for a description of the security of this Note, the nature and extent of the security afforded thereby and the rights of the Undersigned and the holder hereof with respect to such security. Payment of this Note may be demanded by the holder hereof prior to the maturity of this Note under certain circumstances and conditions, in the manner, and with the effect, provided in the Restated Credit Agreement and the Security Documents described therein.

                                 MISCELLANEOUS

    3.1 All parties hereto, including endorsers hereof, hereby waive presentment for payment, demand, protest and notice of protest and non-payment hereof and hereby consent that any and all securities or other property, if any, held by the holders hereof at any time as security for this Note may be exchanged, released or surrendered and that the time of payment of this Note may be extended, all in the sole discretion of the holder hereof and without notice and without affecting in any manner the liability of the parties hereto.

    3.2 No course of dealing between the Undersigned and the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of any holders except to the extent expressly waived in writing by such holder.

    3.3 Whenever any payment to be made hereunder shall be due on a Saturday, Sunday or public holiday under the laws of the place where payment is to be made pursuant to the Restated Credit Agreement or other day on which banking institutions at such place are not open for business, such payments shall be made on the next day on which such banking institutions are open for business after such holiday.

    3.4 Any notice to be given pursuant to this Note shall be given in accordance with Section 16 of the Restated Credit Agreement.

    IN WITNESS WHEREOF, the Undersigned has caused this Note to be duly executed the day and year first above written.

                                  SOUTH HAMPTON REFINING COMPANY

                                  By: /s/ NICK CARTER
                                     -----------------------------------------
                                       Name:  Nick Carter
                                            ----------------------------------
                                       Title: President
                                             ----------------------------------

                                                       EXHIBIT B TO AMENDED AND
                                                      RESTATED CREDIT AGREEMENT

                           BORROWING BASE CERTIFICATE

    1.    Cash in Cash Collateral Accounts       USD
                                                    ---------------
          90%                                    USD
                                                    ---------------
    2.    Eligible Accounts Receivable*          USD
                                                    ---------------
          80%                                    USD
                                                    ---------------
    3.    Inventory (at market price)*
              Raw materials                      USD
                                                    ---------------
              Finished products                  USD
                                                    ---------------
          60%                                    USD
                                                    ---------------
    5.    Total 1, 2 and 3                       USD
                                                    ---------------
    6.    Outstanding to DnB                     USD
                                                    ---------------
    Certified as true and correct:


                                         SOUTH HAMPTON REFINING COMPANY

                                         By:
                                            ---------------------------------
                                         Title:
                                               ------------------------------


    Date: ______________, 199_



    * Detailed listing attached